Exhibit 99.1
                                                                    ------------

AT THE COMPANY                       AT FINANCIAL RELATIONS BOARD
--------------                       ----------------------------
James W. Christmas                   Marilynn Meek - General Info (212) 827-3773
Chairman and CEO                     Susan Garland - Analysts (212) 827-3775
(713) 877-8006

FOR IMMEDIATE RELEASE:
----------------------
March 7, 2005

          KCS ENERGY REPORTS 2004 FOURTH QUARTER AND FULL YEAR RESULTS
          ------------------------------------------------------------

            Record Net Income, Cash Flow and Number of Wells Drilled
            --------------------------------------------------------

                  Significant Production and Reserve Increases
                  --------------------------------------------

HOUSTON, TX, March 7, 2005 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the fourth quarter and year ended December 31, 2004.

James W. Christmas, Chairman and Chief Executive Officer, said, "2004 was one of the most successful years in our history. We drilled a record 130 wells of which 126 were completed, resulting in a 97% success rate. Our gross production increased 15% to 40 BCFE. Net production, after production payment delivery obligations that do not contribute to cash flow from operating activities, increased 25% compared to 2003. Proved natural gas and oil reserves increased 22% to 328 BCFE as of December 31, 2004 compared to 268 BCFE at December 31, 2003.

"Net income in 2004 was a record $100.4 million, a 46% increase over 2003, reflecting our successful drilling program and strong natural gas and oil prices. Cash flow before net changes in assets and liabilities increased 65% to $134.9 million, also a record, compared to $82.0 million in 2003." (Cash flow before net changes in assets and liabilities is a non-GAAP financial measure which is explained in greater detail in the attached financial table entitled "Non-GAAP Financial Measure.")

Mr. Christmas continued, "In 2005, we plan to continue to execute our strategies of focusing on low-risk development and exploitation drilling in our core operating areas. We will commit approximately 15% to 20% of the capital budget to moderate-risk, higher-potential exploration prospects primarily in the onshore Gulf Coast region. In connection with the recently announced agreement to acquire properties in our core North Louisiana-East Texas area, we increased our capital budget, exclusive of the acquisition cost, from $170 million to $190 million and plan to drill approximately 150 wells. Approximately three fourths of the capital will be allocated to the Mid-Continent region where we will focus our drilling efforts in the Elm Grove, Joaquin, Terryville, Talihina and Sawyer Canyon fields, and on the properties being acquired. In the Gulf Coast region, our drilling will be focused primarily in the Coquat, La Reforma, West Mission Valley, and O'Connor Ranch fields.

We believe that KCS will continue to build on the achievements in 2004 and, that with our multi-year drilling prospect inventory, we are well-positioned to continue to increase production and reserves in 2005 and beyond."

Financial Highlights
($ thousands except per share)

                                                 4th Qtr. 2004     4th Qtr. 2003
                                                 -------------     -------------
Revenue and Other                                 $    64,921       $    40,984
Operating Income                                  $    32,820       $    14,360
Income Before Income Taxes                        $    29,300       $     7,226
Net Income                                        $    47,675       $    15,708
Diluted Earnings Per Share                        $      0.96       $      0.35

                                                 12 mos. 2004      12 mos. 2003
                                                 ------------      ------------

Revenue and Other                                 $   217,289       $   164,827
Operating Income                                  $   104,247       $    70,155
Income Before Income Taxes                        $    86,530       $    49,297
Net Income                                        $   100,435       $    68,592
Diluted Earnings Per Share                        $      2.03       $      1.61

Note: The year ended December 31, 2004 includes a $13.9 million ($18.4 million in the fourth quarter) income tax benefit related to the reversal of the remainder of the Company's valuation allowance against net deferred income tax assets compared to a $20.2 million ($8.5 million in the fourth quarter) income tax benefit related to the reversal of a portion of the Company's valuation allowance against net deferred income tax assets in 2003.

Income before income taxes and cumulative effect of accounting change for 2004 increased 76% to $86.5 million, compared to $49.3 million in 2003. This increase was primarily attributable to a 15% increase in natural gas and oil production (a 25% increase in net production contributing to cash flow from operating activities) and a 19% increase in natural gas and oil prices. This was partially offset by lower non-oil and gas revenue, higher operating expenses, and a $3.7 million redemption premium associated with the early redemption of the Company's 8-7/8% senior subordinated notes due in 2006. Income tax benefit for 2004 was $13.9 million, compared to $20.2 million in 2003 due to changes in KCS' valuation allowance against its net deferred tax asset. In 2003, the Company recorded a cumulative effect of $0.9 million, or a $0.02 loss per basic and diluted share, as a result of the adoption of SFAS No. 143. Income available to common stockholders in 2004 was $100.4 million, or $2.06 per basic share and $2.03 per diluted share, compared to $67.7 million, or $1.71 per basic and $1.61 per diluted share in 2003.

Net income for the three months ended December 31, 2004 was a record $47.7 million, compared to $15.7 million for the same period a year ago. Included in the 2004 three-month period is a $18.4 million income tax benefit related to the reversal of the remainder of the Company's valuation allowance against net deferred income tax assets, compared to a $8.5 million non-cash income tax benefit related to the reversal of a portion of the Company's valuation allowance against net deferred income tax assets in 2003.

Record Drilling Program Increases Production and Reserves
---------------------------------------------------------

In 2004, the Company drilled a record 130 new oil and gas wells. Of these wells, 126 were completed for a 97% success ratio - the highest annual success ratio in the Company's history. Thirty-one of these wells were drilled in the fourth quarter of 2004, all of which were successful. The Company drilled 101 wells (98 successful) in the Mid-Continent region including 41 wells in the Elm Grove Field, 25 wells in the Sawyer Canyon Field and nine wells in the Joaquin Field. In the Gulf Coast region, 29 wells were drilled (28 successful). Thirteen of the 29 Gulf Coast wells were classified as exploration wells.

As a result of the successful drilling program, production increased 15% to an average rate of 109.2 MMCFEPD for the year. This compares with 95.2 MMCFEPD produced in 2003. Net production, after considering delivery obligations associated with the production payment sold in 2001, increased by approximately 25%. Production payment obligations will be completely fulfilled in January 2006. For the fourth quarter of 2004, production averaged 116.8 MMCFEPD. This represents a 6% increase from prior quarter production and a 12% increase from fourth quarter production in 2003. Production for the first quarter of 2005 is expected to be between 118 and 120 MMCFEPD.

Total proved oil and natural gas reserves at December 31, 2004, audited by Netherland, Sewell & Associates, Inc., increased 22% to 328 BCFE, compared to 268 BCFE on December 31, 2003. KCS added 90 BCFE proved reserves during 2004, almost entirely with the drill bit. In accordance with SEC requirements, proved reserves were based on year-end 2004 spot market prices of $6.18 per MMBTU for natural gas and $40.25 per barrel of oil. Using these prices, the pre-tax present value of the proved reserves discounted at 10% (PV10) totaled $814 million, a 28% increase over the December 31, 2003 PV10. At year-end, 88% of the reserves were natural gas, 76% were proved developed and approximately 84% of the reserves were on properties operated by KCS. The Company's reserve life index was 9.4 years based on 2004 net production.

Capital expenditures for the year totaled $167 million. An initial capital budget of $170 million had been established for 2005, and has been supplemented based on the Company's recently announced acquisition agreement to $190 million, exclusive of the acquisition cost.

For the year, lease operating expenses per MCFE were $0.72 and G&A expenses per MCFE were $0.23 reflecting excellent cost control by the Company's personnel.

"We believe that the organic growth in production and reserves continues to demonstrate the quality of our drilling portfolio" said William N. Hahne, President and Chief Operating Officer. "The combination of this drilling inventory, current commodity prices and our cost structure should allow us to continue to build value in 2005."

Currently there are over 15 drilling rigs operating. Operations updates include activity in the following areas:

Elm Grove Field (WI = 100% except where noted)
---------------

o     41 wells were drilled in 2004.

o 11 Cotton Valley wells were drilled in the fourth quarter with an average initial production rate of approximately 2,000 MCFEPD.

o Gross operated field production has been increased from approximately 30 MMCFEPD at the beginning of 2004 to over 45 MMCFEPD.

o 45-50 wells are anticipated to be drilled in 2005. The twelfth well of the 2005 program is presently being drilled.

Joaquin Field (WI = 73-100%)
-------------

o     Nine Travis Peak wells were drilled in 2004

o The Company increased its acreage position in this field by 50% during 2004 to almost 7,000 net acres.

o 10+ additional wells are anticipated to be drilled in 2005. The fifth of these wells is currently drilling.

Sawyer Canyon Field (WI = 92-100%)
-------------------

o     25 Canyon Sandstone wells were drilled in 2004.

o Approximately 20 wells are budgeted in 2005. The ninth 2005 well is presently being drilled.

Other Mid-Continent Activity
----------------------------

o The Mabry 12 #3 well in Latimer County, Oklahoma was recently completed at an initial rate of 3,300 MCFEPD. KCS has a 94% WI in this well. Three additional lesser WI wells are planned in this field in the first quarter of 2005.

o The L.A. Minerals 15 #1 was recently drilled in the Terryville field (WI = 100%) and is currently producing at 1,260 MCFPD.

O'Connor Ranch, South Texas (WI = 55-95%)
---------------------------

o The 12th Frio well is drilling. Eleven wells have been drilled to date with nine successful. The first well was placed on line at 1,100 MCFPD. The other wells are scheduled to be placed on production by mid-April. The Company anticipates drilling over 20 wells in this field by mid-year.

La Reforma Field, South Texas (WI = 24-31%)
-----------------------------

o The Guerra C-3 was drilled in the fourth quarter of 2004 and logged a number of Vicksburg sands. The well was recently placed on line at an initial rate of 6,900 MCFPD and 370 BOPD.

o The Guerra D-3 reached total depth in the third quarter and is currently being completed. The well tested five different zones at rates between 600 and 2,000 MCFPD and has recently tested a sixth zone at an initial rate of 3,000 MCFPD. We expect the zones to be commingled in the near future.

o The Guerra D-4 logged potentially productive pay sands in January and is being completed. The completion procedure anticipates testing eight individual intervals.

o     Three to five additional wells are expected to be drilled in 2005.

Other Gulf Coast Activity
-------------------------

o The Maguglin #5 (WI = 46%) in the Coquat field was drilled in the fourth quarter and placed on line at an initial rate of 5,200 MCFPD.

o     The Meider #7A was recently drilled and is currently being tested.

Hedging Program
---------------

The Company's hedging program consists of a series of transactions designed to limit exposure to downside price movements while continuing to allow significant participation in increasing prices. The Company's current hedge positions are summarized in the following table.

                                                                       Average
                           Type Hedge               Amount              Price
                           ----------               ------              -----

1ST Qtr. 2005              Gas - Swap          23,278 MMBTU/day            $7.31
                               - Collar        10,000 MMBTU/day      $5.25/$7.52
                           Oil - Swap             672 BOPD                $39.83

2ND Qtr. 2005              Gas - Swap          34,945 MMBTU/day            $6.14
                               - Collar         5,000 MMBTU/day      $5.50/$7.61
                           Oil - Swap           1,099 BOPD                $43.39

3RD Qtr. 2005              Gas - Swap          30,217 MMBTU/day            $6.52
                               - Collar         5,000 MMBTU/day      $5.50/$7.61
                           Oil - Swap           1,130 BOPD                $43.18

4TH  Qtr. 2005             Gas - Swap          20,217 MMBTU/day            $6.95
                           Gas - Collar         5,000 MMBTU/day      $5.50/$7.61
                           Oil - Swap             630 BOPD                $37.06

2006                       Gas - Swap          17,726 MMBTU/day            $6.85
                           Gas - Collar         1,233 MMBTU/day      $6.75/$8.25
                           Oil - Swap             132 BOPD                $46.18

The swaps effectively lock in a specific NYMEX price, while the cost-free collars fix the stated floor price and allow participation up to the stated cap price. The Company also has sold "call options" giving the purchaser of the options the right to buy 5,000 MMBTU per day of gas for the first quarter of March 2005 at a price of $7.10 and 10,000 MMBTU per day for each month during November 2005 through March 2006. The Company received $.455/MMBTU ($204,750) in consideration of conveying the $7.10 option and $0.805 ($1,215,550) for the $8.00 option.

In addition to the referenced hedges, the Company will deliver 10.7 MMCFEPD in 2005 and 8.7 MMCFEPD in January 2006 under the production payment sold in 2001, and amortize the associated deferred revenue at the weighted average discounted price received in 2001 of approximately $4.05 per MCFE.

2005 Guidance
-------------

                                                         -------Guidance------

                                                2004       2005         2005
                                               Actual    Previous      Revised
                                               ------    --------      -------
Production (BCFE)
     Working Interest                              40       43-46        45-48
     Production Payment                          (5.2)       (3.9)        (3.9)
                                                -----         ---          ---
     Net Production                              34.8       39-42        41-44
LOE ($MM)                                        28.6       32-34        34-36
Production and Other Taxes (%
    Oil and Gas Sales)                              6%        N/P            6%
G&A ($MM)                                         9.1        9-11         9-12
DD&A rate on oil and gas
    properties ($/MCFE)                          1.41         N/P    1.70-1.80
Other DD&A and ARO ($MM)                            2         N/P            2
Interest Expense ($MM)                           14.3          14        17-18
Income Taxes (Benefit $MM in 2004)
    (% of pre-tax income in 2005)               (13.9)        N/P           35%*
Capital Expenditures, Exclusive of
    Acquisitions ($MM)                          166.7         170          190

* 1 to 2% Alternative Minimum Tax; balance deferred.

The following abbreviations are utilized herein:

LOE - Lease operating expenses
G&A - General and administrative expenses
DD&A - Depreciation, depletion and amortization
ARO - Asset retirement obligation accretion
Net production - Production after considering delivery obligations associated with the Production Payment sold in February 2001

WI - Working Interest
MCFE - Thousand Cubic Feet of Natural Gas Equivalent
MCFEPD - Thousand Cubic Feet of Natural Gas Equivalent Per Day
MCFPD - Thousand Cubic Feet of Natural Gas Per Day
MMCFPD - Million Cubic Feet of Natural Gas Per Day
MMCFEPD - Million Cubic Feet of Natural Gas Equivalent Per Day
MMBTU - Million British Thermal Units
BCPD - Barrels of Condensate Per Day
BOPD - Barrels of Oil Per Day
BCFE - Billion Cubic Feet of Natural Gas Equivalent

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

================================================================================
                                      ####

5555 San Felipe, Suite 1200, Houston, TX 77056

                            -Financial Tables Follow-

                                KCS Energy, Inc.
                           Condensed Income Statements

                                                                             Three Months Ended              For the Year Ended
                                                                                  December 31,                   December 31,
(Amounts in Thousands                                                     -------------------------       -------------------------
Except Per Share Data)                                                       2004            2003            2004            2003
                                                                          ---------       ---------       ---------       ---------
Oil and natural gas revenue                                               $  64,476       $  40,672       $ 218,755       $ 159,826
Other, net                                                                      445             312          (1,466)          5,001
------------------------------------------------------------------------------------------------------------------------------------
Total revenue and other                                                      64,921          40,984         217,289         164,827
------------------------------------------------------------------------------------------------------------------------------------
Operating costs and expenses
   Lease operating expenses                                                   7,225           6,479          28,600          24,596
   Production and other taxes                                                 4,039           2,372          14,208          10,010
   General and administrative expenses                                        2,577           2,699           9,275           8,350
   Stock compensation                                                           576           1,671           2,621           2,715
   Accretion of asset retirement obligation                                     257             279           1,029           1,116
   Depreciation, depletion and amortization                                  17,427          13,124          57,309          47,885
------------------------------------------------------------------------------------------------------------------------------------
Total operating costs and expenses                                           32,101          26,624         113,042          94,672
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                                             32,820          14,360         104,247          70,155
------------------------------------------------------------------------------------------------------------------------------------
Interest and other income                                                         4              11             317             112
Redemption premium on early extinguishment of debt                               --              --          (3,698)             --
Interest expense                                                             (3,524)         (7,145)        (14,336)        (20,970)
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
  accounting change                                                          29,300           7,226          86,530          49,297
Federal and state income tax benefit                                         18,375           8,482          13,905          20,229
------------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of accounting change                     47,675          15,708         100,435          69,526
Cumulative effect of accounting change, net of tax                               --              --              --            (934)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                   47,675          15,708         100,435          68,592
Dividends and accretion of issuance costs on preferred stock                     --            (180)             --            (909)
------------------------------------------------------------------------------------------------------------------------------------
Income available to common stockholders                                   $  47,675       $  15,528       $ 100,435       $  67,683
====================================================================================================================================
Earnings per share of common stock - basic
       Before cumulative effect of accounting change $                         0.97       $    0.35       $    2.06       $    1.73
       Cumulative effect of accounting change                                    --              --              --           (0.02)
------------------------------------------------------------------------------------------------------------------------------------
  Earnings per share of common stock - basic                              $    0.97       $    0.35       $    2.06       $    1.71
====================================================================================================================================
Earnings per share of common stock - diluted
       Before cumulative effect of accounting change                      $    0.96       $    0.35       $    2.03       $    1.63
       Cumulative effect of accounting change                                    --              --              --           (0.02)
------------------------------------------------------------------------------------------------------------------------------------
  Earnings per share of common stock - diluted                            $    0.96       $    0.35       $    2.03       $    1.61
====================================================================================================================================

Average shares outstanding for computation
    of earnings per share
    Basic                                                                    48,977          44,128          48,868          39,579
    Diluted                                                                  49,669          45,091          49,520          42,659
====================================================================================================================================

                                KCS Energy, Inc.
                            Condensed Balance Sheets

                                                    December 31,    December 31,
(Thousands of Dollars)                                 2004             2003
                                                    ------------    ------------
Assets
------
Cash                                                 $    6,613      $    2,178
Trade accounts receivable, net                           35,173          23,911
Other current assets                                      4,059           4,720
Property, plant and equipment, net                      401,005         292,005
Deferred taxes                                           31,713          18,818
Deferred charges and other assets                         8,745           1,334
--------------------------------------------------------------------------------
     Total assets                                    $  487,308      $  342,966
================================================================================

Liabilities and stockholders' equity
------------------------------------
Accounts payable                                     $   38,772      $   27,834
Accrued liabilities                                      32,697          18,667
Accrued interest                                          3,118           5,100
Deferred revenue                                         17,326          38,696
Deferred credits and other liabilities                   13,346          12,638
Long-term debt                                          175,000         142,000
Stockholders' equity                                    207,049          98,031
--------------------------------------------------------------------------------
     Total liabilities and stockholders' equity      $  487,308      $  342,966
================================================================================

                        Condensed Statements of Cash Flow

                                                                  For the Year Ended
                                                                      December 31,
                                                            --------------------------------
                                                                2004                 2003
                                                            -----------          -----------
Net income                                                  $   100,435          $    68,592
DD&A                                                             57,309               47,885
Amortization of deferred revenue                                (21,370)             (27,886)
Other adjustments and non-cash charges and credits, net          (1,511)              (6,610)
--------------------------------------------------------------------------------------------
                                                                134,863               81,981
Changes in operating assets and liabilities                        (797)             (10,959)
--------------------------------------------------------------------------------------------
     Net cash provided by operating activities                  134,066               71,022
--------------------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net                      (155,406)             (78,126)
Other, net                                                          342                 (835)
--------------------------------------------------------------------------------------------
     Net cash used in investing activities                     (155,064)             (78,961)
--------------------------------------------------------------------------------------------
Cash flow from financing activities:
Net increase (decrease) in debt                                  33,000              (44,774)
Proceeds from common stock offering                                  --               51,995
Deferred financing costs and other, net                          (7,567)              (4,039)
--------------------------------------------------------------------------------------------
     Net cash provided by financing activities                   25,433                3,182
--------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents            $     4,435          $    (4,757)
============================================================================================

                           Non-GAAP Financial Measure

KCS reports its financial results in accordance with generally accepted accounting principles. However, on occasion the Company also presents certain non-GAAP financial measures, such as cash flow before net changes in assets and liabilities. Cash flow before net changes in assets and liabilities is net income adjusted for depreciation, depletion and amortization, amortization of deferred revenue, non-cash losses on derivative instruments, redemption premium on early extinguishment of debt, deferred income taxes, cumulative effect of accounting change, net of tax, asset retirement obligation accretion, and other non-cash charges and credits, net. While cash flow before net changes in assets and liabilities should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indication of the Company's financial performance or liquidity under GAAP, it is presented because the Company believes that it provides useful information to investors with respect to its ability to meet future debt service, capital expenditure commitments and working capital requirements. Cash flow before net changes in assets and liabilities as presented herein may not be comparable to similarly titled measures of other companies.

The following table reconciles net income to cash flow before net changes in assets and liabilities for the periods presented.

                                                                         Three Months Ended                  For the Year Ended
                                                                              December 31,                        December 31,
                                                                       --------------------------        --------------------------
                                                                          2004             2003             2004              2003
                                                                       ---------        ---------        ---------        ---------
                                                                                              (In thousands)
Net income .....................................................       $  47,675           15,708        $ 100,435        $  68,592
  Depreciation, depletion and amortization .....................          17,427           13,124           57,309           47,885
  Amortization of deferred revenue .............................          (4,873)          (6,141)         (21,370)         (27,886)
  Non-cash losses on derivative instruments ....................            (193)           1,378            4,540            5,512
  Redemption premium on early extinguishment of debt ...........              --               --            3,698               --
  Deferred income tax benefit ..................................         (18,374)          (8,482)         (14,905)         (20,929)
  Cumulative effect of accounting change, net of tax ...........              --               --               --              934
  Asset retirement obligation accretion ........................             257              279            1,029            1,116
  Other non-cash charges and credits, net ......................           1,165            4,865            4,127            6,757
                                                                       ---------        ---------        ---------        ---------
Cash flow before net changes in assets and liabilities .........       $  43,084        $  20,731        $ 134,863        $  81,981
                                                                       =========        =========        =========        =========

The following table reconciles cash flow before net changes in assets and liabilities to net cash provided by operating activities, its most directly comparable GAAP financial measure, for the periods presented.

                                                                            Three Months Ended               For the Year Ended
                                                                                December 31,                     December 31,
                                                                       --------------------------        --------------------------
                                                                          2004             2003             2004             2003
                                                                       ---------        ---------        ---------        ---------
                                                                                             (In thousands)
Cash flow before net changes in assets and liabilities .........       $  43,084        $  20,731        $ 134,863        $  81,981
  Trade accounts receivable ....................................          (8,030)           2,118          (11,414)          (7,387)
  Accounts payable and accrued liabilities .....................           6,149           (5,324)          13,005            1,756
  Accrued interest .............................................          (3,118)           1,763           (1,982)          (3,074)
  Other, net ...................................................             668           (1,571)            (406)          (2,254)
                                                                       ---------        ---------        ---------        ---------
  Net cash provided by operating activities ....................       $  38,753        $  17,717        $ 134,066        $  71,022
                                                                       =========        =========        =========        =========

                                KCS Energy, Inc.
                                Supplemental Data

                                                  Three Months Ended              For the Year Ended
                                                      December 31,                    December 31,
                                              -------------------------       -------------------------
                                                 2004            2003            2004            2003
                                              ---------       ---------       ---------       ---------
Production:
  Gas (MMcf)                                      9,194           7,863          33,905          28,166
  Oil (Mbbl)                                        204             203             795             838
  Natural gas liquids (Mbbl)                         55              83             216             258

     Total (MMcfe) (a)                           10,747           9,581          39,971          34,741
         Dedicated to Production Payment         (1,176)         (1,493)         (5,170)         (6,807)
                                              ---------       ---------       ---------       ---------

              Net Production (MMcfe)              9,571           8,088          34,801          27,934

Average realized prices  (b)
  Gas (per Mcf)                               $    6.11       $    4.39       $    5.61       $    4.79
  Oil (per bbl)                               $   34.42       $   24.49       $   30.53       $   25.34
  Natural gas liquids (per bbl)               $   23.58       $   14.04       $   19.07       $   14.58
  Total (per Mcfe)                            $    6.00       $    4.25       $    5.47       $    4.60

Notes:

(a) Includes the effects of hedging and the Production Payment sold in February 2001.

(b) The average realized prices reported above include the non-cash effects of volumes delivered under the Production Payment as well as the unwinding of various derivative contracts terminated in 2001. These items do not generate cash to fund the Company's operations. Excluding these items, the average realized price per Mcfe was $6.41 and $5.85 for the three and twelve months ended December 31, 2004, respectively, compared to $4.51 and $5.05 for the three and twelve months ended December 31, 2003.